ACCOUNTANTS' CONSENT


The Board of Directors
Gulf West Banks, Inc.
St. Petersburg, Florida:

We consent to the use of our report dated January 15, 1999 relating to the consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 of Gulf West Banks, Inc., in the Annual Report for 1998 on Form 10-K of Gulf West Banks, Inc.


/s/ HACKER, JOHNSON, COHEN & GRIEB PA
HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
February 19, 1999